Exhibit 2.4

SYNODON

THREE AND SIX MONTHS ENDED APRIL 30 2015

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Interim Condensed Consolidated Statements of Financial Position (Unaudited)

		As at
$	Notes	April 30, 2015	October 31, 2014

ASSETS

Current

Cash and cash equivalents		1,623,047	458,782

Accounts receivable	3	450,014	366,531

Unbilled revenue		-	651,824

Prepaid expenses and other current assets	11	155,390	33,026

Work in progress		2,671	87,106

Total Current Assets		2,231,122	1,597,269

Long term deposit		29,949	-

Equipment	4	537,170	84,372

Intangible assets		25,132	26,573

Total Assets		2,823,373	1,708,214

LIABILITIES AND SHAREHOLDERS’ EQUITY AND DEFICIT

Current

Demand loan	8	2,876,002	-

Accounts payable and accrued liabilities		674,950	854,272

Billings in excess of earnings		-	174,547

Total Current Liabilities		3,550,952	1,028,819

Long term repayment of government assistance	7	11,105	24,955

Total Liabilities		3,562,057	1,053,774

Commitments	5

Shareholders’ Equity and Deficit

Share capital	6	10,984,266	10,984,266

Warrants issued	6	34,449	34,449

Foreign currency translation reserve		71,710	71,448

Contributed surplus	6	7,466,382	7,462,205

Deficit		(19,295,491)	(17,897,928)

Total Shareholders’ Equity and Deficit		(738,684)	654,440

Total Liabilities and Shareholders’ Equity and Deficit		2,823,373	1,708,214

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	2

Interim Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

		Three month periods ended		Six month periods ended
		April 30,		April 30,
$	Notes	2015	2014	2015	2014

REVENUE		43,660	190,577	407,431	294,829

COST OF SALES		39,355	83,281	172,968	146,302

GROSS MARGIN		4,305	107,296	234,463	148,527

EXPENSES

Research and development, net of government assistance	7	325,493	121,513	388,829	223,333

Amortization of intangible assets		1,400	1,139	2,729	1,941

Depreciation of equipment	4	2,659	2,077	4,365	3,638

Sales and marketing		133,115	147,182	252,315	342,256

Financing charges and interest		29,137	1,661	31,623	2,942

Foreign exchange losses		50,047	8,172	57,413	21,710

Stock-based compensation	6	-	14,424	4,177	80,703

Office, general and administrative		442,257	366,090	891,823	711,296

Other net expense (income)		(1,333)	(439)	(1,509)	(1,268)

Net loss for the period		(978,469)	(554,523)	(1,397,301)	(1,238,024)

Other comprehensive loss (gain)		(68,538)	170	262	4,255

Total comprehensive loss for the period		(909,931)	(554,353)	(1,397,563)	(1,242,279)

Loss per share - basic and diluted		($0.01)	($0.01)	($0.02)	($0.02)

Weighted average number of common shares outstanding		84,347,033	82,442,033	84,347,033	82,397,181

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	3

Interim Condensed Consolidated Statements of Changes in Equity (Unaudited)

$	Share Capital	Warrants Issued	Contributed Surplus	Foreign Currency Translation Reserve	Deficit	Total

Balance, October 31, 2013	10,528,916	96,717	7,262,574	712	(16,618,836)	1,270,083

Warrants exercised	67,650	(14,234)	14,234	-	-	67,650

Warrants expired: 2012 private placement	-	(82,483)	82,483	-	-	-

Stock-based compensation	-	-	80,703	-	-	80,703

Total comprehensive loss for the period	-	-	-	(4,255)	(1,238,024)	(1,242,279)

Balance, April 30, 2014	10,596,566	-	7,439,994	(3,543)	(17,856,860)	176,157

Private placements	460,275	-	-	-	-	460,275

Share issue cost	(64,254)	-	-	-	-	(64,254)

Warrants issued on private placement	(39,782)	39,782	-	-	-	-

Warrant issue costs	5,333	(5,333)	-	-	-	-

Options exercised	26,128	-	(8,128)	-	-	18,000

Stock-based compensation	-	-	30,339	-	-	30,339

Total comprehensive loss for the period	-	-	-	74,991	(41,068)	33,923

Balance, October 31, 2014	10,984,266	34,449	7,462,205	71,448	(17,897,928)	654,440

Stock-based compensation	-	-	4,177	-	-	4,177

Total comprehensive loss for the period	-	-	-	262	(1,397,563)	(1,397,301)

Balance, April 30, 2015	10,984,266	34,449	7,466,382	71,710	(19,295,491)	(738,684)

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	4

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

		Three month periods ended		Six month periods ended
		April 30,		April 30,
$	Notes	2015	2014	2015	2014

OPERATING ACTIVITIES

Total comprehensive loss for the period		(909,931)	(554,353)	(1,397,563)	(1,242,279)

Add charges to operations not requiring a current cash payment

Translation from foreign operations		(68,538)	-	262	-

Stock based compensation		-	14,424	4,177	80,703

Amortization of intangible assets		1,400	1,139	2,729	1,941

Depreciation of equipment	4	2,659	2,077	4,365	3,638

Funds used in operations		(974,410)	(536,713)	(1,386,031)	(1,155,997)

Changes in non-cash working capital balances related to operations

Accounts receivable		68,156	16,196	(83,483)	17,288

Unbilled revenue		-	-	651,824	109,578

Work in progress		(2,671)	(618)	84,435	25,356

Prepaid expenses and other current assets		(66,165)	39,443	(119,584)	(34,004)

Billings in excess of earnings		-	-	(174,547)	-

Accounts payable and accrued liabilities		(196,506)	136,419	(188,654)	87,158

Long term deposit		-	-	(29,949)	-

Long term repayment of government assistance		(8,429)	-	(13,850)	-

Cash used in operating activities		(1,180,025)	(345,273)	(1,259,839)	(950,621)

INVESTING ACTIVITIES

Exchange differences	4	(34)	-	(123)	-

Disposal of equipment	4	(22)	689	(22)	689

Purchase of equipment and intangible assets	4	(403,309)	(23,260)	(442,400)	(26,032)

Cash used in investing activities		(403,365)	(22,571)	(442,545)	(25,343)

FINANCING ACTIVITIES

Demand loan	8	3,000,000	-	3,000,000	-

Demand loan set up fee	8	(133,352)	-	(133,352)	-

Exercise of warrants			-	-	67,650

Cash provided by financing activities		2,866,648	-	2,866,648	67,650

Net increase (decrease) in cash during the period		1,283,259	(367,844)	1,164,265	(908,314)

Cash, beginning of period		339,788	709,713	458,782	1,250,183

Cash, end of period		1,623,047	341,869	1,623,047	341,869

Supplemental cash flow information

Interest paid	8	30,693	377	31,792	377

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	5

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

1. NATURE OF BUSINESS AND GOING CONCERN

Synodon Inc. (“Synodon” or the “Company”) was incorporated on August 14, 2000 in Alberta, Canada and commenced trading on the TSX Venture Exchange on January 19, 2007. The Company’s registered office is located in Edmonton, Alberta and its corporate office is located at 1230 91 Street SW, Edmonton, Alberta T6X 0P2.

Synodon has developed a proprietary remote gas sensing instrument called realSens™ capable of detecting ground-level hydrocarbon gas occurrences from an aircraft. The instrument is capable of detecting gasses evaporating off of liquid hydrocarbons, thus enabling it to detect both liquid and gas occurrences. realSens™ forms the basis of Synodon’s pipeline integrity management services, which include oil and gas leak detection and several additional services.

These interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred significant losses since incorporation and as at April 30, 2015, had an accumulated deficit of $19,295,491 (October 31, 2014: $17,897,928). The Company’s ability to continue as a going concern is dependent on its ability to obtain additional financing and ultimately on its ability to achieve profitable operations. There can be no assurances that the Company will be able to secure additional financing or that it will become profitable on a consistent basis. These conditions result in a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern.

These interim condensed consolidated financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported expenses and consolidated statements of financial position classifications that would be necessary if the going concern assumption was to be determined to be inappropriate.

2. BASIS OF PREPARATION

Statement of compliance

These interim condensed consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, and using accounting policies in full compliance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The interim condensed consolidated financial statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto prepared in accordance with IFRS for the year ended October 31, 2014.

These interim condensed consolidated financial statements have been prepared following the same accounting policies and methods of computation as compared with the most recent annual financial statements.

New and amended standards and interpretations

The Company applied, for the first time, amendments to IAS 1, “Presentation of Financial Statements” to improve the consistency and clarity of items presented in other comprehensive income. The amendments require that items presented in other comprehensive income be grouped into two categories: i) items that may be reclassified into profit or loss at a future date, and ii) items that will never be reclassified into profit or loss. This amendment affects presentation only and has no impact on the Company’s financial position or performance.

3. ACCOUNTS RECEIVABLE

Due to the limited number of customers that currently purchase the Company’s services and the high concentration of accounts receivable, the Company is subject to a real, and potentially substantial credit risk. In accounts receivable as at April 30, 2015 one customer represented 84% or $378,421 of the balance owing and that balance is outstanding greater than 160 days.

The Company’s past experience with this customer and the long overdue nature of the receivable implies that there is a material risk that the receivable may not be collected. Based on information available as at April 30, 2015 management believes that the receivable is fairly valued and does not at this time warrant a provision for bad debt.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	6

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

4. EQUIPMENT

During the year ended October 31, 2014, the Company began production of a second realSensTM instrument. As at April 30, 2015, no depreciation has been recorded for this instrument as it has not been completed and as such is not available for use.

$	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Cost

Balance as at October 31, 2013	38,783	12,469	34,932	20,700	106,884

Additions	7,792	-	33,087	856	41,735

Disposals	(884)	-	-	-	(884)

Balance as at October 31, 2014	45,691	12,469	68,019	21,556	147,735

Additions	1,380	-	449,340	6,510	457,230

Disposals	-	-	-	(1,495)	(1,495)

Exchange differences	65	-	-	-	65

Balance as at April 30, 2015	47,136	12,469	517,359	26,571	603,535

$	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Accumulated Depreciation

Balance as at October 31, 2013	33,506	9,077	-	13,748	56,331

Depreciation in year	4,907	679	-	1,478	7,064

Disposals	(32)	-	-	-	(32)

Balance as at October 31, 2014	38,381	9,756	-	15,226	63,363

Depreciation in period	3,256	271	-	838	4,365

Disposals				(1,373)	(1,373)

Exchange differences	10	-	-	-	10

Balance as at April 30, 2015	41,647	10,027	-	14,691	66,365

$	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Carrying Amount

Balance as at October 31, 2013	5,277	3,392	34,932	6,952	50,553

Balance as at October 31, 2014	7,310	2,713	68,019	6,330	84,372

Balance as at April 30, 2015	5,489	2,442	517,359	11,880	537,170

No impairment of equipment was recorded during the three and six months ended April 30, 2015 (year ended October 31, 2014: $nil).

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	7

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

5. COMMITMENTS

The commitments for each of the next five years are as follows:

$
FY 2015	1,912,681
FY 2016	132,066
FY 2017	140,381
FY 2018	126,526
FY 2019	118,874
Thereafter	29,719
Total	2,460,247

The Company is committed to purchase components for the production of realSensTM equipment, a lease for office premises and a software subscription service.

The Company is committed to minimum lease payments on its office premises from May 1, 2015 to January 31, 2020 totaling $538,837. In addition to minimum lease payments, the lease requires payment of the Company’s proportionate share of operating costs for the premises, including real estate taxes and common area maintenance expenses.

The Company is committed to contracts and purchase orders for the production of additional realSensTM equipment totaling $1,843,732. Of that amount, $244,084 is a firm commitment as of April 30, 2015, and the balance can be cancelled without penalty.

6. SHARE CAPITAL

	As at
	April 30, 2015	October 31, 2014
Authorized

Unlimited number of Class A voting common shares

Unlimited number of Class B voting common shares

Unlimited number of Class C non-voting common shares

Unlimited number of Class D non-voting common shares

Unlimited number of Class E non-voting, redeemable, retractable preferred shares

Issued and outstanding

Class A common shares	$10,984,266	$10,984,266

Class A common shares - Shares	84,347,033	84,347,033

	Number of shares	Total
Balance, October 31, 2013	81,991,033	10,528,916

Issued in private placement, net of costs of issuance of $64,254 and net of fair value of warrants of $39,782	1,805,000	361,572

Issued on the exercise of options	100,000	26,128

Issued on the exercise of warrants	451,000	67,650
Balance, October 31, 2014	84,347,033	$10,984,266

Balance, April 30, 2015	84,347,033	$10,984,266

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	8

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

On July 15, 2014, the Company closed a private placement for aggregate gross proceeds of $460,275 consisting of 1,805,000 units at an issue price of $0.255 per unit. Each unit comprised one Class A common share and one half of one share purchase warrant. Each whole warrant entitles the holder to purchase one additional Class A common share of Synodon at an exercise price of $0.375 per share until July 11, 2015. The Class A common shares and warrants issued were subject to a four-month statutory hold period that expired on November 12, 2014.

In connection with the above private placement the Company paid finder’s fees totaling $2,550 and issued 10,000 finder’s warrants. Each finder’s warrant entitles the holder to purchase one Class A common share of Synodon at an exercise price of $0.255 per share until July 11, 2015.

The fair value of the warrants and finder’s warrants was determined to be $0.04 per warrant using the Black-Scholes pricing model and assuming a risk-free interest rate of 1.1%, a dividend yield of 0%, an expected volatility of 72.3% and an expected life of the warrants of twelve months. The resulting fair value of $39,782 ($39,346 for warrants and $436 for finder’s warrants) is included in the warrants issued. Costs of issuance were allocated to these warrants in the amount of $5,333.

On May 27, 2014, options were exercised to purchase 100,000 Class A common shares at $0.18 per share.

During fiscal 2014, 451,000 warrants were exercised at $0.15 resulting in proceeds of $67,650.

Share options

Under the Company’s incentive stock option plan (the “Plan”), options to purchase common shares may be granted by the Board of Directors to directors, officers, employees or consultants of the Company, or its subsidiaries. The Company has reserved up to 8,244,203 shares (prior to 2014 Annual General Meeting held June 12, 2014: 6,024,690) for the settlement of options. The exercise price per share and the vesting period shall be determined at the time of grant by the Board of Directors.

Except for the grant on July 4, 2002, which vested when specific performance criteria were met, options granted prior to October 31, 2006 vested immediately. Options granted subsequent to October 31, 2006 generally vest over a period of three years.

The option period for options granted prior to April 30, 2006 ranged from three to ten years. For options granted since April 30, 2006 the option period does not exceed five years.

There have not been any non-employee options granted in exchange for services since April 30, 2006.

If an option has lapsed, the Board of Directors may grant new options covering the shares not purchased. If an officer, employee or consultant is terminated for cause, all unexercised option rights terminate immediately. If a person ceases to be a director, officer, employee or consultant of the Company for reasons other than for cause (as set forth in the Plan), such participant shall have the right for a period not exceeding one year from the date of ceasing to be a director, officer, employee or consultant to exercise their outstanding and vested options under the Plan.

	Six months ended April 30, 2015		Year ended October 31, 2014
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding, beginning of period	4,975,000	$0.2943	4,330,000	$0.3585

Granted	-	$0.0000	1,350,000	$0.1650

Exercised	-	$0.0000	(100,000)	$0.1800

Expired	(1,475,000)	$0.5692	(605,000)	$0.4836
Outstanding, end of period	3,500,000	$0.1785	4,975,000	$0.2943
Options exercisable at end of period	3,500,000	$0.1785	4,300,000	$0.3146

On February 19, 2015, 325,000 options previously granted at $0.46 expired.

On December 2, 2014, 1,150,000 options previously granted at $0.60 expired.

On November 26, 2013, 1,350,000 options were granted to directors, officers and employees at $0.165 for a period of five years. Half the options vested immediately and the balance vested on November 26, 2014.

On November 29, 2013, 100,000 options granted at $0.30 to a company officer expired.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	9

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

The following table summarizes information about share options outstanding as at April 30, 2015:

Range of exercise prices	Year of grant	Number outstanding	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price
$0.205	2010	600,000	600,000	0.4	$0.2050

$0.180	2012	1,550,000	1,550,000	1.8	$0.1800

$0.165	2014	1,350,000	1,350,000	3.6	$0.1650
		3,500,000	3,500,000	2.3	$0.1785

The following table summarizes information about share options outstanding as at October 31, 2014:

Range of exercise prices	Year of grant	Number outstanding	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price
$0.205-$0.60	2010	2,075,000	2,075,000	0.4	$0.4639
$0.180	2012	1,550,000	1,550,000	2.3	$0.1800
$0.165	2014	1,350,000	675,000	4.1	$0.1650
		4,975,000	4,300,000	1.7	$0.3146

The treasury stock method is used to calculate loss per share and under this method options that are anti-dilutive are excluded from the calculation of diluted loss per share. For the six months ended April 30, 2015 and year ended October 31, 2014, all outstanding options were considered anti-dilutive because the Company recorded a loss over those periods.

The following assumptions were used to estimate the fair value of 1,350,000 options granted during the year that ended October 31, 2014:

2014
Estimated fair values	$0.085

Weighted average exercise price	$0.165

Expected forfeiture rate	2.30%

Expected dividend yield	0.00%

Weighted average risk-free interest rate	1.16%

Expected volatility	83.3%

Weighted average expected life	2.75

No share options were granted in the six months ended April 30, 2015.

Warrants

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	10

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

The following Class A common share purchase warrants were outstanding at April 30, 2015 and October 31, 2014:

April 30, 2015			October 31, 2014
Exercise price	Expiry date	Number outstanding and exercisable	Exercise price	Expiry date	Number outstanding and exercisable
$0.255	July 11, 2015	10,000	$0.15	December 13, 2013	3,000,000
$0.375	July 11, 2015	902,500	$0.15	December 13, 2013	64,400
		912,500			3,064,400

The following table sets out the change in warrants issued:

$	Six months ended April 30, 2015	Year ended October 31, 2014
Balance, beginning of period	34,449	96,717

Warrant exercises	-	(14,234)

Warrants issued on private placement units, net of issuance costs of $5,333	-	34,449

Expiry of warrants issued on December 2012 private placement units	-	(82,483)
Balance, end of period	34,449	34,449

The treasury stock method is used to calculate loss per share and under this method warrants that are anti-dilutive are excluded from the calculation of diluted loss per share. For the six months ended April 30, 2015 and the year ended October 31, 2014, all outstanding warrants were considered anti-dilutive because the Company recorded a loss over those periods.

Contributed surplus

The following table sets out the change in contributed surplus:

$	Six months ended April 30, 2015	Year ended October 31, 2014
Balance, beginning of period	7,462,205	7,262,574

Stock-based compensation	4,177	111,042

Exercise of options	-	(8,128)

Exercise of warrants	-	14,234

Expiry of warrants issued on December 2012 private placement units	-	82,483
Balance, end of period	7,466,382	7,462,205

7. GOVERNMENT ASSISTANCE

AVAC funding

During April 2015 the Company signed an agreement with AVAC Ltd. to settle its royalty repayment obligation for $300,000. $52,641 of the $300,000 payment was previously accrued as to $6,511 in long term repayment of government assistance and $46,129 in accounts payable and accrued liabilities. The remaining $247,359 has been recorded as research and development expense. The first priority General Security Agreement on all of Synodon’s assets has been released.

8. RELATED PARTY TRANSACTIONS

During the quarter ended April 30, 2015, the Company obtained a one-year, $3,000,000 bridge loan from Cranberry Capital Inc. Cranberry Capital Inc. is a private holding company controlled by Mr. Paul van Eeden, who is also the Executive Chairman and a control person of the Corporation. The bridge loan will be used to finance the construction of additional realSensTM instruments and for general working capital purposes. The loan bears interest at 1% per month. A set up fee of $100,000 and legal expenses of $33,352

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	11

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014 were incurred, both of which have been capitalized and are being amortized over the one-year period. On June 11, 2015 the terms of the loan were amended as detailed in note 11.

The Company is not subject to financial covenants as a condition of the bridge loan but the loan is secured by a first security interest and lien over all assets and personal property of the Company. The bridge loan has a maturity date of March 31, 2016 and includes customary events of default, including a change of control of Synodon. It is also an event of default if Mr. van Eeden ceases to own at least 20% of Synodon or if he involuntarily ceases to be Executive Chairman. The bridge loan is expected to be serviced with cash flow from operations until such time as Synodon can raise sufficient capital from issuing equity to pay down the facility. Pursuant to the terms of the bridge loan, the net proceeds of any equity or debt financing has to be used to repay the bridge loan prior to any other use thereof.

The balance of the Demand loan as at April 30, 2015 is as follows:

	As at
	April 30, 2015	October 31, 2014
	2015	2014
Demand loan	$3,000,000	$-
Less: unamortized financing fees	$(123,998)	$-
	$2,876,002	$-

9. NON CASH TRANSACTIONS

During the three and six months ended April 30, 2015, the Company purchased components for additional realSensTM instruments for $16,118 (Q2-2014 – $nil) which was included in accounts payable and accrued liabilities in the consolidated statements of financial position as at April 30, 2015. This item was deemed a non-cash transaction in the consolidated statements of cash flows.

	Three month periods ended		Six month periods ended
	April 30,		April 30,
	$2015	2014	2015	2014

RealsensTM component purchases in accounts payable	16,118	-	16,118	-

10. RECLASSIFICATION OF COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to conform to the presentation adopted in the current year.

11. SUBSEQUENT EVENTS

On June 11, 2015, the Company filed a preliminary short form prospectus in each of the provinces of Canada relating to a rights offering (the “Rights Offering”) to subscribe for Class A voting shares of Synodon (the “Common Shares”) for gross proceeds of up to $4.21 million. The Company also concurrently filed a registration statement on Form F-7 with the Securities and Exchange Commission in the United States relating to the Rights Offering. $86,911 of costs related to the Rights Offering have been recorded as prepaid expenses and other current assets.

On June 11, 2015, the Company and Cranberry Capital Inc. signed an amending agreement pursuant to which the maturity date of the bridge loan would be extended until March 31, 2018 and the interest rate would be reduced from 12% to 6%. Furthermore, the proceeds from the Rights Offering would not need to be used to pay down the facility and would, instead, be used for general corporate purposes. This amendment will come into effect upon the completion of the Rights Offering described above. The unamortized portion of the set up fee and legal expenses will then be amortized over the extended period of the bridge loan.

On May 28, 2015, the Company announced that certain officers of the Company had agreed to a portion of their salaries being paid in shares until the Company becomes cash flow positive. The estimated maximum value of the shares to be issued pursuant to these agreements is $60,000 per annum.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	12

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three and six months ended April 30, 2015 and 2014

On May 28, 2015, the Company also announced that Mr. van Eeden, a related party as described in note 8, had agreed to a salary of $1 until the Company becomes cash flow positive.

On May 7, 2015, the Company announced that Adrian Banica, the Founder and President of Synodon, had decided to relinquish his duties as President as of June 30, 2015.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	13